Exhibit 5.1

DLA Piper LLP (US) 650 S. Exeter Street, Suite 100 Baltimore, Maryland 21202-4576 www.dlapiper.com T 410 580 3000 F 410 580 30001

January 14, 2025

CID HoldCo, Inc.

500 Old Georgetown Road, Suite 901
Bethesda, Maryland 20814

Re:	CID HoldCo, Inc.

Ladies and Gentlemen:

We have acted as special counsel to CID HoldCo, Inc., a Delaware corporation (the “Company”) and wholly-owned indirect subsidiary of ShoulderUp Acquisition Corp, a Delaware corporation (“SUAC”), in connection with the preparation and filing of the Registration Statement (as defined below) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the business combination (as it may be further amended, restated, modified and/or supplemented from time to time), dated as of March 18, 2024 (the “Business Combination Agreement”) by and among the Company, SUAC, ShoulderUp Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“ShoulderUp Merger Sub”), SEI Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“SEI Merger Sub,” and together with ShoulderUp Merger Sub, the “Merger Subs”), and SEE ID, Inc., a Nevada corporation (“SEE ID”)

Pursuant to the Business Combination Agreement, at closing, each of the following transactions will occur in the following order: (i) ShoulderUp Merger Sub will merge with and into SUAC (the “ShoulderUp Merger”), with SUAC surviving the ShoulderUp Merger as a wholly-owned subsidiary of the Company (the “ShoulderUp Surviving Company”); and (ii) simultaneously with the ShoulderUp Merger, SEI Merger Sub will merge with and into SEE ID (the “SEE ID Merger”), with SEE ID surviving the SEE ID Merger as a wholly-owned subsidiary of the Company (the “Surviving Company”) (the ShoulderUp Merger and the SEE ID Merger, together the “Mergers” and together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In connection with the Business Combination, (i) the holders of shares of SUAC’s common stock issued and outstanding immediately prior to the effective time of the Business Combination (other than any redeemed shares) will receive one share of common stock, par value 0.0001, of the Company (“Common Stock”) in exchange for each share of SUAC Common Stock held by them, subject to adjustment as more fully described in the Business Combination Agreement, (ii) the holders of each whole warrant to purchase SUAC class A Common Stock will receive one warrant to purchase Common Stock at an exercise price of $11.50 per share, and (iii) 13 million shares of Holdings Common Stock, subject to adjustment as more fully described in the Business Combination Agreement, will be issued to the SEE ID Stockholders in proportion to their ownership interests in SEE ID.

CID HoldCo, Inc.

January 14, 2025

In rendering the opinions expressed below, we have reviewed originals or copies of the following documents (the “Documents”):

(a) the registration statement on Form S-4 (File No. 333-282600), containing SUAC’s proxy statement and the Company’s prospectus, relating to (1) the registration and issuance of an aggregate of up to 5,396,675 shares of Common Stock (the “Registered Shares”), (2) the registration and issuance of an aggregate of 15,000,000 warrants of the Company, each exercisable for one share of Common Stock (the “Registered Warrants”) and (3) the registration of an aggregate of 15,000,000 shares of Common Stock underlying the Registered Warrants (the “Registered Warrant Shares” and, together with the Registered Shares and the Registered Warrants, the “Securities”), originally filed on October 11, 2024, with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement, as amended, being hereinafter referred to as the “Registration Statement”);

(b) the Business Combination Agreement;

(c) a copy of the Company’s Certificate of Incorporation (the “Charter”);

(d) a certificate from the Secretary of State certifying that the Company is a validly existing corporation in good standing in the State of Delaware;

(e) the form of the Company’s Amended and Restated Certificate of Incorporation, to become effective upon the consummation of the business combination, filed as Annex B to the proxy statement forming part of the Registration Statement (the “A&R Charter”);

(f) a copy of the Company’s Bylaws (the “Bylaws”), in effect as of January 8, 2025;

(g) the form of the Company’s Amended and Restated Bylaws, to become effective upon the consummation of the business combination, filed as Annex C to the proxy statement forming part of the Registration Statement (the “A&R Bylaws”);

(h) the specimen Common Stock Certificate of CID HoldCo, Inc., filed as Exhibit 4.5 to the proxy statement forming part of the Registration Statement;

(i) copy of the Warrant Agreement (the “Warrant Agreement”), dated as of November 16, 2021, by and between SUAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“CST”);

(j) the form of Warrant Assumption, Assignment and Amendment Agreement, by and among SUAC, CST and the Company, to become effective upon the consummation of the business combination, filed as Annex J to the proxy statement forming part of the Registration Statement (the “Warrant Assumption”);

(k) the specimen warrant certificate of CID HoldCo, Inc. filed as Exhibit 4.6 to the proxy statement forming part of the Registration Statement; and

(l) Originals or copies of such corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Documents and other documents, we have assumed, without independent investigation or verification of any kind:

(i) The genuineness and validity of all signatures (including electronic signatures) and the legal capacity and competency of all natural persons signing all such documents.

(ii) The authenticity and completeness of the originals of the documents submitted to us.

(iii) The completeness and conformity to authentic originals of all documents submitted to us as copies.

(iv) As to matters of fact, the truthfulness, completeness and correctness of the representations and statements made in certificates of public officials and officers of the Company.

Additionally, the opinions expressed below assume:

(i) That the Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization;

(ii) That the Company has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered, the Documents to which it is a party;

(iii) That each of the Documents is or will be the legal, valid and binding obligation of each party thereto, other than Company, enforceable against each such party in accordance with its terms;

(iv) That the execution, delivery and performance by the Company of the Documents to which it is a party do not and will not, except with respect to Applicable Law, violate any law, rule or regulation applicable to it.

(v) That the execution, delivery and performance by the Company of the Documents to which it is a party do not and will not result in any conflict with or breach of any agreement or document binding on it;

(vi) That, except with respect to Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect;

(vii) That, prior to effecting the Mergers and the issuance of the Registered Shares and the Registered Warrants: (A) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; (B) the stockholders of SUAC will have approved, among other things, the Merger Agreement and the transactions contemplated thereby and related documentation, including the A&R Charter and the A&R Bylaws; (C) any and all consents, approvals and authorizations from applicable governmental and regulatory authorities required to authorize and permit the transactions contemplated by the Merger Agreement will have been obtained; and (D) the other transactions contemplated by the Merger Agreement to be consummated concurrent with or prior to the Merger will have been consummated;

(viii) That the A&R Charter, in the form filed as Annex B to the proxy statement forming a part of the Registration Statement, without alteration or amendment (other than identifying the appropriate dates), will be duly authorized and executed and thereafter be duly filed with the Secretary of State and have become effective in accordance with Sections 103 and 388 of the DGCL (as defined below), that no other certificate or document has been, or prior to the filing of the A&R Charter will be, filed by or in respect of the Company with the Secretary of State and that the Company will pay any fees and other charges required to be paid in connection with the filing of the A&R Charter;

(ix) That the A&R Bylaws, in the form filed as Annex C to the proxy statement forming a part of the Registration Statement, without alteration or amendment (other than identifying the appropriate dates), will become effective upon the effective time of the business combination;

(x) That the Warrant Assumption, in the form filed as Annex J to the proxy statement forming a part of the Registration Statement, with without alteration or amendment (other than identifying the appropriate dates), will be duly authorized and executed by each party thereto and will become effective upon the effective time of the business combination.

“Applicable Law” means the federal law of the United States of America, for purposes of our opinion below in paragraph 2, the internal laws of the State of New York (excluding those of counties, cities, municipalities and other local subdivisions), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company (“Applicable New York Law”), the Documents or the transactions governed by the Documents, and, for purposes of assumption paragraphs (ii) and (iv) above and our opinion paragraphs 1 and 3 below, the General Corporation Law of the State of Delaware, all applicable provisions of the Delaware Constitution, and all applicable judicial and regulatory determinations in connection therewith (collectively, the “DGCL”). Without limiting the generality of the foregoing definition of Applicable Law, the term “Applicable Law” does not include any law, rule or regulation that is applicable to Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Registered Shares, when issued in the manner and on the terms described in the Registration Statement and the Business Combination Agreement, will have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and will be validly issued, fully paid and nonassessable.

2.	The Registered Warrants, when issued in the manner and on the terms described in the Registration Statement, the Merger Agreement and the Warrant Assumption, as applicable, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms under Applicable New York Law.

3.	Upon the exercise of the Registered Warrants, the Registered Warrant Shares, when issued, delivered and paid for in the manner and on the terms described in the Registration Statement, the Merger Agreement and the Warrant Assumption, as applicable, will have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and will be validly issued, fully paid and nonassessable.

Our opinion set forth herein is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. In addition, we express no opinion as to: (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) the creation, validity, attachment, perfection, or priority of any lien or security interest; (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (g) waivers of broadly or vaguely stated rights; (h) provisions for exclusivity, election or cumulation of rights or remedies; (i) provisions authorizing or validating conclusive or discretionary determinations; (j) grants of setoff rights; (k) proxies, powers and trusts; (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; or (m) the severability, if invalid, of provisions to the foregoing effect.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws after the date that the Registration Statement becomes effective.

Very truly yours,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)

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